POMEROY COMPUTER RESOURCES OF SOUTH CAROLINA, INC.
                 EMPLOYMENT AGREEMENT


                 THIS AGREEMENT made as of this ____ day of _________,
            1997, by and between POMEROY COMPUTER RESOURCES OF SOUTH CAROLINA, INC., a South Carolina corporation ("Company"), and JEFFREY F. HIPP ("Employee").

                                               W I T N E S S E T H:

                 WHEREAS, Employee has exchanged 1,000 shares of the
            common capital stock of The Computer Store, Inc., a South Carolina corporation ("CSI") pursuant to an Agreement and Plan of Reorganization ("Plan") of even date pursuant to
            Section 368(a)(2)(D) of the Internal Revenue Code whereby CSI was acquired by a merger into Company in exchange for certain stock of Pomeroy Computer Resources, Inc., a Delaware corporation, ("PCR"), the parent corporation of Company, and other consideration as set forth in the Plan; and

                 WHEREAS, Employee, as inducement for and in
            consideration of Company entering into the Plan, has agreed to enter into and execute this Employment Agreement pursuant to Section 4 thereof; and

                 WHEREAS, Company desires to engage the services of
            Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

                 NOW, THEREFORE, in consideration of the foregoing
            premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

                 1.   Employment.    The Company agrees to employ the
            Employee, and the Employee agrees to be employed by the Company, upon the following terms and conditions.

                 2.   Term.     The initial term of Employee's
            employment pursuant to this Agreement shall begin on the 17th day of October, 1997, and shall continue for a period of one (1) year (October 17, 1997 to October 16, 1998) unless terminated earlier pursuant to the provisions of
            Section 10, provided that Sections 8, 9, 10(b), 11 if applicable and 20 shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

                 3. Renewal Term. The term of Employee's employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement thirty (30) days prior to the expiration of the
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            then expiring term.  Employee's compensation for each
            renewal term shall be determined by the Board of Directors of the Company, provided, however, that Employee's commission rate for any renewal term shall not be less than the commission rate payable to him for the prior year.



                 4.   Duties.   Employee shall serve as Senior Marketing
            Representative of the Company. Employee shall be responsible to and report directly to the Vice President of the Company. The duties assigned to Employee shall not be inconsistent with those typically assigned to a person holding the position set forth above and Employee shall at all times have such powers and authorities as shall be reasonably required to discharge such duty in a efficient manner, together with such facilities and services as are
            appropriate to his position.   Employee shall devote his
            best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

                 5. Compensation. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

                      (a)  Commission:     During the term of this
            Agreement, Employee shall be paid a commission equal to thirty-five percent (35%) of the gross profit on all Company sales of computer hardware and software and related services originated by Employee.

                           For purposes of this section, the term "gross
            profit" shall mean the net sales of computer hardware, software, and other products and services by Company that are originated by Employee, less the cost of the goods and services sold. In making such gross profit determination, all gains and losses realized on the sale or other disposition of Company's assets (other than in the ordinary course of business) shall be excluded; all customers returns or rebates that are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off as bad debt in accordance with Company's accounting system. Said gross profit determination shall be determined in good faith by the Company's controller in accordance with generally accepted accounting principles. Any commission earned hereunder
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            shall be payable to Employee within fifteen (15) days after the conclusion of the preceding month. It being the intent of the parties to implement Employee's commission compensation consistent with the prior methods of CSI in compensating Employee in the manner set forth herein.

                 6. Fringe Benefits. During the term of this Agreement, Employee shall be entitled to the following benefits:

                      (a) Health Insurance - Employee shall be provided with the standard medical health and insurance coverage maintained by or for the benefit of the Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

                      (b) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by or for the benefit of the Company during the term of this Agreement. For purposes of eligibility in any qualified retirement plans, Employee shall be given credit for prior years of service with CSI.

                      Employee shall be responsible for any and all
            taxes, owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

                 (c) Unpaid Leave. Employee shall be entitled each year to unpaid leave of forty (40) days per year during the term of this Agreement. Provided, however, such days shall not be taken consecutively without the written consent of Company.

                 7. Expenses. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all other reasonable and customary expenses incurred by Employee in fulfilling Employee's duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by Company.

                 8. Non-Competition. Employee expressly acknowledges the provisions of Section 3 of the Plan relating to Employee's covenant not to compete with Company. Accordingly, such provisions of Section 3 are incorporated herein by reference to the extent as if restated in full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as one of three owners of the common stock of CSI, he has received substantial consideration pursuant to such Plan and that as an inducement for, and in consideration of, Company and PCR entering into the Plan and Company entering into this
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            Agreement, Employee has agreed to be bound by such
            provisions of Section 3 of the Plan. Accordingly, such provisions of Section 3 and Exhibit D-2 and the restrictions on Employee thereby imposed shall apply as stated therein.

                 9. Non-Disclosure and Assignment of Confidential Information. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

                      (a)  unpublished information concerning the
            Company's:

                           (i)  research activities and plans,
                           (ii) marketing or sales plans,
                           (iii)     pricing or pricing strategies,
                           (iv) operational techniques,
                           (v)  customer and supplier lists, and
                           (vi) strategic plans;

                      (b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

                      (c)  internal confidential manuals; and

                      (d) any "material non-public information" as such phase is used for purposes of the Securities Exchange Act of 1934, as amended;

            all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process or by governmental agency), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.
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                 (e)  For purposes of this provision, the term
            "Company's trade secrets" and "confidential information" shall include such information of Company's parent company, PCR, and any of their respective subsidiaries.

                 10.  Termination.

                 (a) The Employee's employment with the Company may be terminated at any time as follows:

                      (i)  By the Employee at his discretion, upon sixty
            (60) days written notice to Company;

                      (ii) By Employee's death;

                      (iii)     By Employee's physical or mental
            disability which renders Employee unable to perform his duties hereunder;

                      (iv) By the Company, for cause upon three (3)
            day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon:
            (i) the failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Company, which demand specifically identifies the manner in which the Company believes that he has not substantially performed his duties;
            (ii) the engaging by Employee in wrongful conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (v) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution of the Board of Directors of the Company or any appropriately designated committee of the Board, finding in good faith that he has engaged in the conduct set forth above in this Section 10(a)(iv) and specifying the particulars thereof in detail, and Employee shall not have cured such conduct to the reasonable satisfaction of the Board within ten (10) days of receipt of such resolution.

                 (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to any commissions accrued to the date of his termination.
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                 11.  Disability.   In the event that Employee becomes
            temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive the sum of Seventy-Two Thousand Dollars ($72,000) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

                      For purposes of this Agreement, Employee shall be
            deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by Employer.

                 12. Severability. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

                 13. Governing Law. This Agreement shall be governed and construed under the laws of the State of South Carolina and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the
            parties.
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                 14.  Notices.  All notices, requests, demands and other
            communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

                 If to Company, to:  Pomeroy Computer Resources of South
            Carolina, Inc.
                                c/o 1020 Petersburg Road
                                Hebron, Kentucky  41048

                 With a copy to:     James H. Smith III
                                Lindhorst & Dreidame Co., L.P.A.
                                312 Walnut Street, Suite 2300
                                Cincinnati, Ohio  45202

                 If to Employee, to the Employee's residential address,
            as set forth in the Company's records.

                 15. Enforcement of Rights. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

                 16. Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                 17.  Parties in Interest.

                      (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 16 shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or disability, or
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            (ii) executors, administrators, or legal representatives of
            Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of the Company.

                      (b)  The Company will require any successor
            (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                 18. Representations of Employee. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

                 19.  Counterparts.   This Agreement may be executed,
            simultaneously in several counterparts, each of which shall be deemed an original part, which together shall constitute one and the same instrument.

                 20.  Attorney's Fees.   In the event of any dispute
            arising between Employee and Company, pursuant to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, the prevailing party's reasonable attorney's fees and costs.


                 IN WITNESS WHEREOF, this Agreement has been executed
            effective as of the day and year first above written.


                                          COMPANY:

            WITNESSES:                    POMEROY COMPUTER RESOURCES OF
                                          SOUTH CAROLINA, INC.


            _________________________
                 By:______________________________






            _________________________


                                          EMPLOYEE:


            _________________________
                 _________________________________
                                          JEFFREY F. HIPP

            _________________________

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